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                                                                    EXHIBIT 99.3





                               ____________, 2002



                            Exchange Agent Agreement


JPMorgan Chase Bank
450 West 33rd Street
15th Floor
New York, NY 10001
Attention:  Carol Ng

Ladies and Gentlemen:

         Weyerhaeuser Company, a Washington corporation (the "Company"), proposes to make offers (the "Exchange Offers") to exchange up to $500,000,000 aggregate principal amount of its Floating Notes due 2003, $1,000,000,000 aggregate principal amount of its 5.50% Notes due 2005, $1,000,000,000 aggregate principal amount of its 6.125% Notes due 2007, $1,750,000,000 aggregate principal amount of its 6.75% Notes due 2012 and $1,250,000,000 aggregate principal amount of its 7.375% Debentures due 2032 (collectively the "Exchange Securities"), which have been registered under the Securities Act of 1933, as amended, for like aggregate principal amounts of the Company's outstanding Floating Rate Notes due 2003, 5.50% Notes due 2005, 6.125% Notes due 2007, 6.75% Notes due 2012 and 7.375% Debentures due 2032 (collectively the "Old Securities"). The terms and conditions of the Exchange Offers as currently contemplated are set forth in a prospectus dated ___________, 2002 (the "Prospectus"). The Old Securities and the Exchange Securities are collectively referred to herein as the "Securities."

         The Company hereby appoints JPMorgan Chase Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offers. References hereinafter to "you" shall refer to JPMorgan Chase Bank.

         Each of the Exchange Offers is expected to be commenced by the Company on or about ________, 2002. The Letter of Transmittal (the "Letter of Transmittal") accompanying the Prospectus is to be used by the holders of the Old Securities of any series to accept the applicable Exchange Offer, and contains instructions with respect to the delivery of certificates for Old Securities tendered in physical form and delivery of Old Securities tendered by book-entry transfer.

         The Exchange Offers shall expire at 5:00 P.M., New York City time, on ________, 2002 or on such later date and time to which the Company may extend the Exchange Offer with respect to the Old Securities of any series (each an "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer with respect to the Old Securities of any series from time to time and may extend the Exchange Offer with respect to the Old Securities of any series by giving oral
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(promptly confirmed in writing) or written notice to you before 9:00 A.M., New
York City time, on the business day following the previously scheduled Expiration Date with respect to the Exchange Offer for Old Securities of that series.

         The Company expressly reserves the right, in its sole and absolute discretion, subject to applicable law, at any time and from time to time:

         (1)      to delay the acceptance of the Old Securities for exchange,

         (2) to terminate the Exchange Offer with respect to Old Securities of any series, whether or not any Old Securities of that series have previously been accepted for exchange, if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "The Exchange Offers -- Certain Conditions to the Exchange Offers" in the Prospectus has occurred or exists or has not been satisfied,

         (3) to extend the Expiration Date of the Exchange Offer with respect to Old Securities of any series from time to time and retain all Old Securities of that series tendered pursuant to the Exchange Offer for Securities of that series, subject, however, to the right of holders of Old Securities of that series to withdraw their tendered Old Securities as described under "The Exchange Offers -- Withdrawal Rights" in the Prospectus, and

         (4) to waive any condition or otherwise amend the terms of the Exchange Offer with respect to Old Securities of any series in any respect.

         Without limitation to the foregoing and notwithstanding any other provisions of the Exchange Offer with respect to Old Securities of any series or any extension of the Exchange Offer with respect to Old Securities of any series, the Company will not be required to accept for exchange, or to exchange, any Old Securities of any series for any Exchange Securities of that series and may terminate the Exchange Offer with respect to Old Securities of any series, whether or not any Old Securities of that series have theretofore been accepted for exchange, or may waive any conditions to or amend the Exchange Offer with respect to Old Securities of any series, if any of the events or conditions specified in the Prospectus under the caption "The Exchange Offers - Certain Conditions to the Exchange Offers" has occurred or exists or has not been satisfied. The Company will give oral (promptly confirmed in writing) or written notice of any amendment, waiver, termination, nonacceptance or delay in acceptance to you as promptly as practicable.

         As described above, the Company proposes to make a separate exchange offer with respect to the Old Securities of each series and may elect to extend the term of the Exchange Offer for one or more series of Old Securities without extending the term of the Exchange Offer for the other series of Old Securities. Accordingly, the Expiration Date of the Exchange Offer for any series of Old Securities may differ from the Expiration Date of the Exchange Offers for any or all of the other series of Old Securities.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:


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         1.       You will perform such duties and only such duties as are
specifically set forth in the section of the Prospectus entitled "The Exchange Offers" and as specifically set forth herein and in the Letter of Transmittal and such duties that are necessarily incidental thereto. No later than _________, 2002 (or such later date as the Company shall specify by giving you oral (promptly confirmed in writing) or written notice), you will mail the Prospectus, the Letter of Transmittal and such other documents as the Company shall specify to each registered holder of Old Securities, such documents to be sent by registered first-class mail to the most current address given by each such holder to the Company (which address shall, unless the Company shall otherwise advise you, be the respective addresses of such holders that appear upon the registry books maintained pursuant to the indenture under which the Old Securities were issued), provided that the Company shall have delivered a sufficient number of copies of the Prospectus, the Letter of Transmittal and related documents to the Exchange Agent no later than noon (New York City time) on the date of the proposed mailing; and you will, at the request of the Company, deliver a certificate to the Company to the effect that you have made such mailing in accordance with the foregoing provisions of this sentence.

         2. You will establish an account with respect to each series of the Old Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offers within two business days after the date of the Prospectus, or, if you already have established accounts with the Book-Entry Transfer Facility suitable for the Exchange Offers, you will identify such pre-existing accounts to be used in the Exchange Offers, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Securities of any series by causing the Book-Entry Transfer Facility to transfer such Old Securities into your account for such series of Old Securities in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. You are to examine each of the Letters of Transmittal and certificates for Old Securities (or confirmation of book-entry transfer into your accounts at the Book-Entry Transfer Facility) and any other documents delivered, sent by facsimile or mailed to you, and each "agent's message" and "book-entry confirmation" (as such terms are defined in the Prospectus) and other item sent to you electronically, by or for holders of the Old Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and whether such agent's messages, book-entry confirmations and other items sent to you electronically include all applicable information and otherwise have been properly completed in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and (ii) the Old Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or any agent's message, book-entry confirmation or other item sent to you electronically does not contain all applicable information or is otherwise defective or some other defect or irregularity in connection with the tender of Old Securities or any related documents, agent's messages or book-entry confirmations exists, you will endeavor to inform the presenters of the need (i) for fulfillment of all requirements and (ii) to take any other action as may be necessary or advisable to cause such defect or irregularity to be corrected. You are also to examine each Letter of Transmittal, agent's message and book-entry confirmation to determine if any holder tendering Old Securities of any series has indicated that it is a "participating broker-dealer" (as defined in


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the Prospectus) and you agree to advise the Company promptly (by telephone confirmed in writing) if any such Letter of Transmittal, agent's message and book-entry confirmation so indicates or if you otherwise receive written notice that any person is a "participating broker-dealer", and you will promptly deliver to each such participating broker-dealer ten copies of the Prospectus and ten copies of any amendment or supplement to the Prospectus that the Company provides to you.

         4. With the approval of the Chairman of the Board, the President, any Vice President, the Treasurer or the Corporate Secretary of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of Old Securities of any series pursuant to the applicable Exchange Offer.

         5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "Procedures for Tendering Old Securities," and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

         Notwithstanding the provisions of this paragraph 5, Old Securities that the Chairman of the Board, President, any Vice President, the Treasurer or the Corporate Secretary of the Company or any other party designated by such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

         6. You shall advise the Company with respect to any Old Securities of any series delivered subsequent to the Expiration Date of the Exchange Offer for Old Securities of that series and accept its instructions with respect to disposition of such Old Securities.

         7.       You shall accept tenders:

                  (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted (unless such requirement is waived by the Company which waiver, if given orally, shall be promptly confirmed in writing); and

                  (c) from persons other than the registered holder of Old Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled;

and, without limitation to the foregoing or any of the other provisions of the Prospectus or the Letter of Transmittal, you shall accept tenders only where all necessary signatures, guarantees of signatures and endorsements required by the Letter of Transmittal and the Prospectus have been provided.


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         You shall accept partial tenders of Old Securities where so indicated
and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the transfer agent for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer with respect to Old Securities of that series.

         8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer for Old Securities of any series, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date of the Exchange Offer for Old Securities of that series, of all Old Securities properly tendered and not withdrawn and you, on behalf of the Company, will exchange such Old Securities for Exchange Securities of that series, cause such Old Securities to be cancelled, and dispose of the cancelled Old Securities and deliver a certificate of disposition to the Company promptly thereafter. Delivery of Exchange Securities of any series will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Securities for each $1,000 principal amount of Old Securities of that series properly tendered and not withdrawn promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of such Old Securities by the Company; provided, however, that in all cases, Old Securities of any series tendered pursuant to the Exchange Offer with respect to Old Securities of that series will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account for Old Securities of that series at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an agent's message in lieu thereof) with any required signature guarantees and any other required documents. You shall issue Exchange Securities only in denominations of $1,000 or any integral multiple thereof.

         9. Tenders pursuant to the Exchange Offer for Old Securities of any series are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities of any series tendered pursuant to the Exchange Offer for Old Securities of that series may be withdrawn at any time prior to the Expiration Date of the Exchange Offer for Old Securities of that series. You are to examine each notice of withdrawal (whether given physically or electronically) and any other documents delivered in connection therewith to ascertain whether such notice of withdrawal and any such other documents are duly executed and properly completed in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and such proposed withdrawal has otherwise been properly effected. In each case where the notice of withdrawal or any other document has been improperly completed or executed or some other defect or irregularity in the proposed withdrawal or the documents therefor exists, you will endeavor to inform the presenter of the need (i) for fulfillment of all requirements and (ii) to take any other action as may be necessary or advisable to cause such defect or irregularity to be corrected. Promptly after a notice of withdrawal and any other required documents, in proper form and otherwise complying with the requirements of the Prospectus and the Letter of Transmittal, have been received by you, you shall return the principal amount of Old Securities being withdrawn to the person who deposited them.

         10. Without limitation to any other provisions of this Agreement, the Prospectus or the Letter of Transmittal, the Company shall not be required to exchange any Old Securities of


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any series tendered if any of the conditions set forth in the Exchange Offer for
Old Securities of that series are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company to you.

         11. If, pursuant to the Exchange Offer for Old Securities of any series, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offers
- Certain Conditions to the Exchange Offers" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer for Old Securities of that series return those certificates for unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

         12. All certificates for reissued Old Securities, unaccepted Old Securities or for Exchange Securities shall be forwarded by (a) first-class mail, postage prepaid under a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

         13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

         14.      As Exchange Agent hereunder you:

                  (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Old Securities represented thereby deposited with you pursuant to the Exchange Offers, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offers;

                  (b) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (c) may act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;


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                  (d)      may rely on and shall be protected in acting upon
         written or oral instructions from the Chairman of the Board, the President, any Vice President, the Treasurer or the Corporate Secretary or any other party designated by any such officer in writing with respect to the Exchange Offer for Old Securities of any series;

                  (e) shall not advise any person tendering Old Securities of any series pursuant to the Exchange Offer for Old Securities of that series as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Securities;

                  (f) may consult with your counsel and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel; and

                  (g) in no event will you be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

         15. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem necessary) to furnish copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery referred to in the Prospectus, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offers, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offers. The Company will furnish you with copies of such documents as you may reasonably request. All other requests for information relating to the Exchange Offers shall be directed to the Company at the address for notices set forth in Section 28 of this Agreement.

         16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Jeffrey W. Nitta and Lorrie D. Scott, Esq. of the Company, and such other person or persons as the Company may request, daily on each business day, and more frequently if reasonably requested, up to and including the Expiration Date of each Exchange Offer, as to the number of Old Securities of each series of Old Securities that have been tendered pursuant to such Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received; provided, however, that if, with respect to a particular Exchange Offer, on a particular business day, no additional Old Securities have been tendered, no additional items have been received by you and such totals have not changed since you last provided such information as required above, you need not provide the information referred to above in this paragraph 16 for such Exchange Offer on such day. In addition, you will also confirm, and cooperate in making available to, the Company or any such other person or persons as the Company requests from time to time prior to the Expiration Date of each Exchange Offer of such other information as it or he or she reasonably requests with respect to such Exchange Offer. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company


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may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date of the Exchange Offer for each series of Old Securities the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer for Old Securities of that series. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities of each series tendered and the aggregate principal amount of Old Securities of each series accepted and deliver said list to the Company.

         17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt and shall, except as provided in Section 11, be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities (or, if earlier, until such time as such documents are delivered to the Company upon termination of this Agreement, pursuant to paragraph 29).

         18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

         19. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation of $5,000 and you shall be entitled to reimbursement of your reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess of $5,000) incurred in connection with your services hereunder.

         20. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offers attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

         21. The Company agrees to indemnify and hold harmless you, in your capacity as Exchange Agent hereunder, and your officers, employees and agents, against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you in good faith to be valid and genuine and in accepting any tender or effecting any transfer of Old Securities believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Securities or otherwise arising out of or in connection with your acting as Exchange Agent hereunder; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written


                                       8
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assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or written notice of the commencement of any such action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.

         22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

         23. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Securities; provided, however, that, subject to such reimbursement by the Company, you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you. Prior to paying any transfer taxes as contemplated by this Section 23, you shall notify the Company by telephone (confirmed in writing) of the amount of such transfer taxes and shall not pay or cause the payment of any such transfer taxes unless the Company shall consent thereto, orally or in writing.

         24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

         25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

         27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

         28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:


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         If to the Company:                 Weyerhaeuser Company
                                            Mail Stop CH1 C32
                                            P.O. Box 9777
                                            Federal Way, Washington, 98063-9777
                                            Facsimile:  (253) 924-3870
                                            Attention:  Jeffrey W. Nitta

         With a copy to:                    Lorrie D. Scott
                                            Weyerhaeuser Company
                                            Mail Stop CH2-J28
                                            P.O. Box 9777
                                            Federal Way, Washington 98063-9777
                                            Facsimile:  (253) 942-0370

         If to the Exchange Agent:          JPMorgan Chase Bank
                                            450 West 33rd Street (15th Floor)
                                            New York, New York 10001
                                            Facsimile:  (212) 946-8159/8160
                                            Attention: Carol Ng

         29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the last Expiration Date of an Exchange Offer for any series of Old Securities to occur. Notwithstanding the foregoing, Sections 14(c), 18, 19, 21, 22 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offers) then held by you as Exchange Agent under this Agreement.

         30. This Agreement shall be binding and effective as of the date hereof.

                            [SIGNATURE PAGE FOLLOWS]


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         Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                   WEYERHAEUSER COMPANY



                                   By:  ________________________________________
                                          Name:  Jeffrey W. Nitta
                                          Title: Vice President and Treasurer


Accepted as of the date first above written:

JPMORGAN CHASE BANK



By:  _______________________________________
       Name:  Carol Ng
       Title: Vice President